Exhibit 3.3

FORM 51-102F3

MATERIAL CHANGE REPORT

1.	Name and Address of Corporation

The Jean Coutu Group (PJC) Inc. (the “Corporation” or “The Jean Coutu Group”)

245, Jean Coutu Street

Varennes (Quebec) J3X 0E1

2.	Date of Material Change

April	27, 2017

3.	Press Release

A press release was disseminated via MARKETWIRE on April 27, 2017.

4.	Summary of Material Change

On April 27, 2017, The Jean Coutu Group announced that it had received regulatory approval from the Toronto Stock Exchange for the launch of a Normal Course Issuer Bid.

5.1	Full Description of Material Change

The Corporation announced the acceptance by the Toronto Stock Exchange of its notice confirming its intention to repurchase from time to time through the facilities of the Toronto Stock Exchange up to 4,004,000 of its outstanding Class “A” subordinate voting shares (“Class “A” shares”) to optimize its capital structure and create long-term value for its shareholders. Some of those repurchases may be made outside the facilities of the TSX pursuant to exemption orders issued by securities regulatory authorities which will be at a discount to the market price as provided in such exemption orders. The number of shares that the Corporation intends to repurchase represents approximately 5% of the current issued and outstanding float. As of April 26, 2017, 80,082,549 Class “A” shares were issued and outstanding, 75,877,326 of which shares were held by the public. The repurchase of the Class “A” shares may be made pursuant to this notice in the 12-month period commencing May 9, 2017, and ending May 8, 2018. All Class “A” shares repurchased pursuant to this notice will be cancelled by the Corporation.

5.2	Disclosure for Restructuring Transactions

Not applicable.

6.	Reliance on subsection 7.1(2) of Regulation 51-102

Not applicable.

7.	Omitted Information

None.

8.	Executive Officer

For additional information, please contact André Belzile, Senior Vice-President, Finance and Corporate Affairs of The Jean Coutu Group at 450 646-9760.

9.	Date of Report

April	27, 2017